Registration No. 333-135608
Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT
(To Prospectus and Consent Solicitation Statement dated September 5, 2006)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

Offers to Exchange Notes Issued by Hartford Life, Inc.
and
Solicitation of Consents to Amend the Related Indenture

Outstanding Principal Amount	Description of HLI Notes	CUSIP No.
$250,000,000	7.65% Hartford Life, Inc. Debentures due 2027	416592AC7
$400,000,000	7.375% Hartford Life, Inc. Senior Notes due 2031	416592AE3

     The expiration date of the exchange offers has been extended to 12:00 midnight, New York City time, on October 4, 2006, unless further extended by us.

This prospectus supplement supplements our prospectus and consent solicitation statement dated September 5, 2006 relating to our offers to exchange all of the issued and outstanding Hartford Life, Inc. 7.65% Debentures due 2027 (the “7.65% debentures”) and 7.375% Senior Notes due 2031 (the “7.375% notes,” and together with the 7.65% debentures, the “HLI notes”), for a new series of our Senior Notes due 2041 and cash (the “exchange offers”) and our related solicitation of consents (the “exchange consent solicitation”) to a proposed amendment to the indenture governing the HLI notes (the “proposed amendment”). We encourage you to read this prospectus supplement carefully with the prospectus and consent solicitation statement.

Waiver of Condition to Exchange Offers Relating to the Tender of 7.65% Debentures

The exchange offers and exchange consent solicitation are subject to certain conditions, including, among other things, that at least a majority in aggregate principal amount of each of the 7.65% debentures and the 7.375% notes are validly tendered and not withdrawn (the “minimum tender condition”) on or prior to the expiration of the exchange offers.

As of the close of business on September 26, 2006, we had received tenders and consents from holders of $302,095,000 in aggregate principal amount, or approximately 76%, of the 7.375% notes and $101,087,000 in aggregate principal amount, or approximately 40%, of the 7.65% debentures. Accordingly, the minimum tender condition has been satisfied with respect to the 7.375% notes but not the 7.65% debentures.

We are conducting a separate consent solicitation (the “separate consent solicitation”) with respect to the 7.65% debentures, and have received consents from holders of 7.65% debentures pursuant to the separate consent solicitation that, together with the consents received pursuant to the exchange consent solicitation, constitute a majority of the principal amount of the outstanding 7.65% debentures, thereby approving the proposed amendment with respect to the 7.65% debentures.

Accordingly, we have waived the minimum tender condition to the exchange offers with respect to the 7.65% debentures.

Extension of Expiration Date of the Exchange Offers

We are extending the expiration date of both exchange offers to 12:00 midnight, New York City time, on October 4, 2006. The price determination time (as defined in the prospectus and consent solicitation statement) will be 2:00 p.m., New York City time, on October 2, 2006 and the settlement date for the exchange offers will be October 10, 2006.

This prospectus supplement should be read together with the Prospectus and Consent Solicitation Statement, dated September 5, 2006, and the information incorporated by reference therein. As you review the prospectus and consent solicitation statement and this prospectus supplement, you should carefully consider the matters described in “Risk Factors” beginning on page 16 of the prospectus and consent solicitation statement.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus supplement or the prospectus and consent solicitation statement is truthful or complete. Any representation to the contrary is a criminal offense.

None of The Hartford Financial Services Group, Inc., Hartford Life, Inc., the exchange and information agent, the trustee under The Hartford Financial Services Group, Inc. indenture, the trustee under the Hartford Life, Inc. indenture or the dealer managers make any recommendation as to whether or not holders of Hartford Life, Inc. notes should exchange their securities in the exchange offers and consent to the proposed amendment to the Hartford Life, Inc. indenture or participate in the separate consent solicitation.

The Dealer Managers for the Exchange Offers and Consent Solicitation are:

Coordinator

Credit Suisse	Citigroup	Deutsche Bank Securities

The date of this prospectus supplement is September 28, 2006.